SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                        Date of Report: September 8, 1999

                Date of earliest event reported: August 31, 1999


                          Electronics For Imaging, Inc.
             (Exact name of registrant as specified in its charter)


                                    Delaware
                 (State or other jurisdiction of incorporation)

                0-18805                                     94-3086355
         (Commission File No.)                 (IRS Employer Identification No.)


                                303 Velocity Way
                              Foster City, CA 94404
              (Address of principal executive offices and zip code)


       Registrant's telephone number, including area code: (650) 357-3500

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Item 2. Acquisition or Disposition of Assets.

         On August 31, 1999, Electronics For Imaging, Inc. ("EFI") acquired all of the outstanding stock of Management Graphics, Inc., a Minnesota corporation (the "Company"), pursuant to an Agreement and Plan of Merger and Reorganization, dated as of July 14, 1999 (the "Merger Agreement"), among EFI, the Company, and a merger subsidiary wholly owned by EFI. Pursuant to the Merger Agreement, the Company was merged with the wholly owned subsidiary of EFI, with the Company as the surviving corporation (the "Merger"). As a result of the Merger, the Company became a wholly owed subsidiary of EFI. In connection with the Merger, EFI issued a total of approximately 490,325 shares of EFI common stock, or 0.0530 of a share of EFI common stock for each share of Company common stock, to the existing stockholders of the Company as consideration for all shares of capital stock of the Company. In addition, holders of options outstanding at the time of the Merger to purchase an aggregate of approximately 704,150 shares of Company common stock will receive, upon exercise of such options, the same fraction of a share of EFI's common stock. The Merger is intended to qualify as a tax-free reorganization and to be accounted for as a "pooling of interests." A copy of the press release announcing the closing of the merger transaction is filed as
Exhibit 99.1 to this Form 8-K.

         The Company is a developer of Raster Image Processors (RIPs) that drive color copiers and wide track inkjet printers.


Item 7. Financial Statements and Exhibits.

         a.       Financial statements of the Company. Not applicable.


         b.       Pro forma financial information. Not applicable.

         c.       Exhibits

                   2.1 Agreement and Plan of Merger and Reorganization, dated as of July 14, 1999, among Electronics For Imaging, Inc., Redwood Acquisition Corp. and Management Graphics, Inc.

                  99.1     Press Release dated August 31, 1999.

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         ELECTRONICS FOR IMAGING, INC.

Dated:  September 8, 1999                By: /s/ Eric Saltzman
                                             -----------------------------------
                                             Eric Saltzman
                                             Chief Financial Officer and General
                                             Counsel